                                                                     Exhibit 10
                            DAKA INTERNATIONAL, INC.

                        1988 INCENTIVE STOCK OPTION PLAN


                                      ***


     1. PURPOSE OF THE PLAN. The Daka International, Inc. 1988 Incentive Stock Option Plan (the "Plan") is designed to increase the interest of the executive and other key employees of Daka International, Inc., a Delaware corporation (the "Company"), and its subsidiaries, in the Company's business through the added incentive created by the opportunity afforded for stock ownership under the Plan.

     2. COMMITTEE. The Plan will be administered by a committee of three persons, composed of disinterested directors or non-directors selected by the Board of Directors of the Company, to serve at the pleasure of the Board. By resolution of the Board of Directors of the Company adopted at the time of adoption of the Plan, or from time to time thereafter, certain directors may be designated to be ineligible for specified periods to be granted stock options pursuant to the Plan or to be allocated stock or granted stock options or stock appreciation rights pursuant to any other plan of the Company or its affiliates. No director may be selected to be a member of the committee if he was eligible at any time during the twelve-month period immediately preceding the date of his selection to the committee, nor shall any member of the committee be eligible while a member, to be allocated stock or to receive stock options or stock appreciation rights pursuant to the Plan or any other plan of the Company or its affiliates. Committee members may, however, exercise options previously granted to them. Any action taken by a majority of the committee shall be the action of the committee. The decision of the Committee on any questions concerning or involving the interpretation or administration of the Plan shall, as between the Company and the option holders, be final and conclusive. The committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Within the limitations of the Plan, the number of shares for which options will be granted from time to time and the periods for which the options will be outstanding will be determined by the committee.

     3. PARTICIPANTS. Participants will be selected by the committee from among the full-time employees of the Company or of any subsidiary of the Company, including officers. An employee on leave of absence within the meaning of
Section 1.421-7(h) of the Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), may be considered as still in the employ of the Company for purposes of eligibility for participation in the Plan.

     4. NUMBER OF SHARES. The total number of shares of the Company's Common Stock, par value $0.01 per share, which may be issued under options granted pursuant to the Plan shall not exceed 2,000,000. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any stock option granted hereunder is surrendered before exercise or lapses without exercise or for any other reason ceases to be exercisable, the shares reserved therefor shall continue to be available for the grant of options under the Plan. The Plan will terminate on November 1, 1998, and no option will be granted thereunder after such date.

     5. STOCK ADJUSTMENTS. To the extent permitted by Sections 422A and 425 of the Code, in the event that the outstanding shares of the Company's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in stock of the class which is subject to this Plan, appropriate adjustment in the number and kind of shares as to which options may be granted and as to which options or portions thereof then unexercised shall be exercisable shall be made to the end that the proportionate number of shares or other securities as to which options may be granted and the option holder's proportionate interest under outstanding options shall be maintained as before the occurrence of such event. Any such adjustment in the shares or other securities subject to outstanding options (including any adjustment in the option price), shall be made in such manner as not to constitute a modification as defined by Subsection
(h)(3) of Section 425 of the Code.

     6. OPTION PRICE. Subject to the provisions of Section 9 concerning the option price for ten percent shareholders, the option price will be the fair market value of the shares at the date on which the respective options are granted. For purposes of the Plan, the fair market value per share of the Company's Common Stock on any date shall be deemed to be the closing price of the Company's Common Stock on the principal national securities exchange on which the Company's Common Stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular way, as reported by said exchange. If the Company's Common Stock is not then so listed on a national securities exchange, the fair market value per share of the Company's Common Stock on any date shall be deemed to be the closing price (the last reported sale price regular way) in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), if the Company's Common Stock closing price is then reported on NASDAQ, or, if the Common Stock closing price of the Company's Common Stock is not then quoted by NASDAQ, shall be deemed to be the mean between the representative closing bid and asked prices of the Company's Common Stock in the over-the-counter market as reported by NASDAQ or, if the Company's Common Stock is not then quoted by NASDAQ, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no member of the National Association of Securities Dealers, Inc. furnishes quotes with respect to the Common Stock of the Company, such fair market value shall be determined by resolution of the Company's Board of Directors. Notwithstanding the foregoing provisions of this Section 6, if the Board of Directors shall at any time determine that it is impracticable to apply the foregoing methods of determining fair market value, the Board of Directors is empowered to adopt other reasonable methods for such purpose.

     7. TERMS OF OPTIONS. Each option will provide by its terms that it is not exercisable after the expiration of ten years from the date such option is granted. Within this limitation, the committee will determine the expiration dates of the options. Options may be exercised at any time, or from time to time, within their terms, in whole or in part, or otherwise as shall be determined by the committee. Upon exercise, the option price shall be payable in cash or the equivalent fair market value of the Company's Common Stock or any combination of both as shall be determined by the committee at the time the option is granted.

     8. LISTING AND REGISTRATION. The Company, in its discretion, may postpone the issuance and delivery of shares upon any exercise of an option until completion of such stock exchange listing, or registration or other qualification of such shares under any state or federal law, rule or regulation as the Company may consider appropriate; and may require any person exercising an option to make such representations and furnish such information as it considers appropriate in connection with the issuance of the shares in compliance with applicable law, including, without limitation, federal or state law regulation the sale or issuance of securities.

     9. TEN PERCENT SHAREHOLDERS. No employee shall be eligible to receive an option under this Plan if, at the time the option is granted, he owns more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, if any, determined in accordance with Section 425(d) of the Code. This limitation shall apply if, at the time an option is granted, the option price is one hundred ten percent (110%) of the fair market value of the Company's Common Stock and the option is not exercisable after the expiration of five years from the date it is granted.

     10. LIMITATION ON AMOUNT OF SHARES. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock for which any employee may be granted incentive stock options that are first exercisable in any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations, if any) shall not exceed $100,000. For the purposes of this Plan, the terms "incentive stock options" and "incentive stock option plans" shall mean options and plans which conform with the provisions of Section 422A of the Code.

     11. FORM OF OPTIONS AND CONDITIONS TO THEIR EXERCISE. It is intended that the options shall conform to the requirements of Section 422A and 425 of the Code and to the provisions of this Plan and shall otherwise be determined by the committee. The terms "parent corporation" and "subsidiary corporation" shall have the meaning given them by Section 425 of the Code.

     The options by their terms will provide that they will not be transferable by the grantee otherwise than by will or the laws of descent and distribution and that each is exercisable, during the lifetime of the grantee, only by him.

     An option may be exercised only if at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the grantee was an employee of either the Company or of a parent or subsidiary corporation of the Company or of another corporation referred to in Section 422A(a)(2) of the Code; provided, however, the option may also be exercised for up to one year after the employment termination date if the grantee is disabled within the meaning of Section 37(e)(3) of the Code, but in no event at a date later than the termination date of the option. If the grantee should die at any time when any portion of the option shall be exercisable by him, the option will be exercisable in whole or in part during the next year succeeding his death by the person or persons to whom his rights under the option shall have passed by will or by the laws of descent and distribution, but in no event at a date later than the termination date of the option.

     12. AMENDMENT OF PLAN. The Plan may be amended at any time by the Board of Directors provided that (except pursuant to Section 5) no amendment made without approval of the shareholders of the Company shall increase the total number of shares which may be issued under options granted pursuant to the Plan, or reduce the minimum option price, or extend the latest date upon which options may be granted or shall be exercisable, or change the class of employees eligible to receive options.

     13. CODE REFERENCES. References to sections of the Code shall include any amendment of the Code section or any section that may be substituted for such section.